Exhibit 4.23

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CENTERSTATE BANKS OF FLORIDA, INC.

Pursuant to Section 607.1002, Florida Statues, the Articles of Incorporation of CenterState Banks of Florida, Inc. are hereby amended as follows:

FIRST: Article I of the Articles of Incorporation is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

The name of the Corporation is CenterState Banks, Inc.

SECOND: The foregoing amendment was adopted by the Board of Directors of the Corporation by resolution on May 18, 2009, and without shareholder approval. Shareholder approval of the amendment was not required.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to Articles of Incorporation to be executed and attested to by its duly authorized officer as of this 10th day of June, 2009.

CENTERSTATE BANKS OF FLORIDA, INC.

By:	/s/ Ernest S. Pinner
Ernest S. Pinner
Chairman, President and Chief Executive Officer

STATE OF FLORIDA

COUNTY OF POLK

The foregoing instrument was acknowledged before me this 10th day of June, 2009, by Ernest S. Pinner, Chairman, President and Chief Executive Officer of CenterState Banks of Florida, Inc., a Florida corporation on behalf of the corporation.

/s/ Joan A. Lee
Printed Name:	Joan A. Lee
Notary Public, State of Florida

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